                                                                   EXHIBIT 23.1
                        Consent of Independent Auditors

  We consent to the reference to our firm under the captions "Experts" and "Selected Financial Data" and to the use of our report dated August 6, 1998, except for the third sentence of paragraph ten of Note 8 and Note 11 as to which the dates are November 12, 1998 and Note 12 as to which the date is January 6, 1999, in Amendment No. 4 to the Registration Statement (Form S-1 No. 333-67309) and related Prospectus of Bottomline Technologies (de), Inc. for the registration of its common stock.

  Our audits also included the financial statement schedule of Bottomline Technologies (de), Inc. included in the Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          /s/ Ernst & Young LLP

Boston, Massachusetts

February 8, 1999